Exhibit 99.1

Acushnet Holdings Corp. Announces
First Quarter 2023 Financial Results

First Quarter 2023 Financial Results
•First quarter net sales of $686.3 million, up 13.2% year over year, up 17.2% in constant currency
•First quarter net income attributable to Acushnet Holdings Corp. of $93.3 million, up 15.2% year over year
•First quarter Adjusted EBITDA of $146.8 million, up 22.3% year over year

FAIRHAVEN, MA – May 4, 2023 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the first quarter ended March 31, 2023.
“Our teams did great work executing new product launches and our double-digit top line growth in the quarter reflects the overall health of the Titleist, FootJoy and KJUS brands and the strength of our global supply chain,” said David Maher, Acushnet’s President and Chief Executive Officer. “Growth in Titleist golf balls was led by the successful launch of Pro V1 and Pro V1x models and gains in Titleist golf clubs were driven by the continued momentum of our TSR metalwood family. Both Titleist golf gear and FootJoy golf wear benefited from new product introductions and our enhanced supply chain and customization capabilities.”
Mr. Maher continued, “As we look ahead to the balance of the year, we are well-positioned to meet the continued demand for our products and are encouraged by the resilience and engagement of Acushnet’s core consumer, the game’s dedicated golfer. I would like to thank my fellow associates for their commitment to delivering exceptional product and service experiences as we seek to generate long-term value for our partners and shareholders.”

Summary of First Quarter 2023 Financial Results

	Three months ended March 31,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Net sales	$686.3	$606.1	$80.2	13.2%	$104.1	17.2%
Net income attributable to Acushnet Holdings Corp.	$93.3	$81.0	$12.3	15.2%
Adjusted EBITDA	$146.8	$120.0	$26.8	22.3%

Consolidated net sales for the quarter increased 13.2%, or 17.2% on a constant currency basis, driven by higher sales volumes across all reportable segments.
On a geographic basis, net sales in the United States were higher driven by increases of 23.0% in Titleist golf balls, 21.2% in FootJoy golf wear, 19.7% in Titleist golf clubs and 66.2% in Titleist golf gear. The increase in Titleist golf balls was primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls. The increase in FootJoy golf wear was primarily driven by higher sales volumes across all product categories, led by apparel. The increase in Titleist golf clubs was primarily driven by higher sales volumes of our TSR drivers, fairways and hybrids, partially offset by lower sales volumes of wedges which are in their second model year. The increase in Titleist golf gear was primarily driven by higher sales volumes across all product categories reflecting improvements in supply chain and fulfillment constraints versus their impact in the first quarter of 2022.
Net sales in regions outside the United States increased 1.7%, or 9.4% on a constant currency basis. In Korea and Rest of World, net sales increased across all reportable segments. In Japan, net sales increased in all reportable segments except Titleist golf clubs which were flat. In EMEA, net sales increased across all reportable segments except FootJoy golf wear.
Segment specifics:
•17.2% increase in net sales (20.6% increase on a constant currency basis) of Titleist golf balls primarily due to higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2023.
•12.4% increase in net sales (16.3% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of our TSR drivers and fairways launched in the third quarter of 2022 and TSR hybrids launched in the first quarter of 2023. This increase was partially offset by lower sales volumes of second model year wedges.
•51.9% increase in net sales (57.4% increase on a constant currency basis) of Titleist golf gear primarily due to higher sales volumes across all product categories reflecting improvements in supply chain and fulfillment constraints versus their impact in the first quarter of 2022.
•3.9% increase in net sales (7.8% increase on a constant currency basis) in FootJoy golf wear primarily driven by increased sales volumes in apparel reflecting improvements in supply chain constraints.
Net income attributable to Acushnet Holdings Corp. increased $12.3 million to $93.3 million, up 15.2% year over year, primarily as a result of an increase in income from operations, partially offset by an increase in interest expense, net.

Adjusted EBITDA was $146.8 million, up 22.3% year over year. Adjusted EBITDA margin was 21.4% for the first quarter versus 19.8% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.195 per share of common stock. The dividend will be payable on June 16, 2023 to shareholders of record as of June 2, 2023. The number of shares outstanding as of April 28, 2023 was 67,363,140.
During the quarter, the Company repurchased 2,514,917 shares of common stock at an average price of $46.17 for an aggregate of $116.1 million. Included in this amount were 2,168,528 shares of common stock repurchased from Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., for an aggregate of $100.0 million, in satisfaction of the Company's previously disclosed share repurchase obligation.
2023 Outlook
The Company affirms its full year outlook and expects full year consolidated net sales to be approximately $2,325 to $2,375 million and Adjusted EBITDA to be approximately $345 to $365 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 5.0% to up 7.2%. The Company's outlook assumes no additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2023 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on May 4, 2023 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2023 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission ("SEC") on March 1, 2023 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(in thousands, except share and per share amounts)	2023	2022
Net sales	$686,290	$606,087
Cost of goods sold	320,618	289,088
Gross profit	365,672	316,999
Operating expenses:
Selling, general and administrative	222,539	195,691
Research and development	14,540	13,976
Intangible amortization	3,689	1,963
Income from operations	124,904	105,369
Interest expense, net	9,896	1,277
Other expense, net	664	1,326
Income before income taxes	114,344	102,766
Income tax expense	20,725	20,919
Net income	93,619	81,847
Less: Net income attributable to noncontrolling interests	(344)	(802)
Net income attributable to Acushnet Holdings Corp.	$93,275	$81,045

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.37	$1.10
Diluted	1.36	1.10
Weighted average number of common shares:
Basic	68,213,068	73,513,109
Diluted	68,646,212	73,922,728

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash, cash equivalents and restricted cash ($15,970 and $14,376 attributable to the FootJoy golf shoe joint venture ("JV"))	$57,284	$58,904
Accounts receivable, net	435,385	216,695
Inventories ($8,238 and $17,866 attributable to the FootJoy JV)	639,123	674,684
Prepaid and other assets	134,455	108,793
Total current assets	1,266,247	1,059,076
Property, plant and equipment, net ($9,848 and $10,089 attributable to the FootJoy JV)	260,403	254,472
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	225,352	224,814
Intangible assets, net	547,859	525,903
Deferred income taxes	34,444	47,551
Other assets ($2,060 and $2,083 attributable to the FootJoy JV)	118,708	81,991
Total assets	$2,453,013	$2,193,807
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$44,555	$40,336
Accounts payable ($7,888 and $11,914 attributable to the FootJoy JV)	161,300	166,998
Accrued taxes	72,077	40,922
Accrued compensation and benefits ($857 and $1,651 attributable to the FootJoy JV)	67,319	98,245
Accrued expenses and other liabilities ($2,385 and $3,380 attributable to the FootJoy JV)	119,076	202,124
Total current liabilities	464,327	548,625
Long-term debt	784,573	527,509
Deferred income taxes	5,746	5,896
Accrued pension and other postretirement benefits	75,298	74,234
Other noncurrent liabilities ($2,147 and $2,145 attributable to the FootJoy JV)	90,251	54,177
Total liabilities	1,420,195	1,210,441
Redeemable noncontrolling interests	7,670	6,663
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,769,461 and 76,321,523 shares issued	77	76
Additional paid-in capital	956,834	960,685
Accumulated other comprehensive loss, net of tax	(113,679)	(109,668)
Retained earnings	552,596	473,130
Treasury stock, at cost; 9,406,503 and 8,892,425 shares (including 2,000,839 of accrued share repurchases as of December 31, 2022)	(408,706)	(385,167)
Total equity attributable to Acushnet Holdings Corp.	987,122	939,056
Noncontrolling interests	38,026	37,647
Total shareholders' equity	1,025,148	976,703
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,453,013	$2,193,807

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities
Net income	$93,619	$81,847
Adjustments to reconcile net income to cash flows used in operating activities
Depreciation and amortization	12,631	10,367
Unrealized foreign exchange (gain) loss	(2,768)	1,433
Amortization of debt issuance costs	165	203
Share-based compensation	7,283	5,353
Gain on disposals of property, plant and equipment	(6)	(1)
Deferred income taxes	14,278	4,341
Changes in operating assets and liabilities	(211,620)	(267,591)
Cash flows used in operating activities	(86,418)	(164,048)
Cash flows from investing activities
Additions to property, plant and equipment	(11,698)	(11,686)
Additions to intangible assets	(22,235)	—
Other, net	(901)	—
Cash flows used in investing activities	(34,834)	(11,686)
Cash flows from financing activities
(Repayments of) proceeds from short-term borrowings, net	(3,796)	97,700
Proceeds from revolving credit facilities	539,783	—
Repayments of revolving credit facilities	(275,873)	—
Repayments of term loan facility	—	(4,375)
Purchases of common stock	(116,123)	(59,108)
Dividends paid on common stock	(14,304)	(13,984)
Dividends paid to noncontrolling interests	—	(101)
Payment of employee restricted stock tax withholdings	(11,455)	(10,661)
Other, net	1,078	—
Cash flows provided by financing activities	119,310	9,471
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	322	(1,012)
Net decrease in cash, cash equivalents and restricted cash	(1,620)	(167,275)
Cash, cash equivalents and restricted cash, beginning of year	58,904	281,677
Cash, cash equivalents and restricted cash, end of period	$57,284	$114,402

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
First Quarter Net Sales by Segment

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Titleist golf balls	$192.0	$163.8	$28.2	17.2%	$33.8	20.6%
Titleist golf clubs	180.8	160.8	20.0	12.4%	26.2	16.3%
Titleist golf gear	67.0	44.1	22.9	51.9%	25.3	57.4%
FootJoy golf wear	205.3	197.6	7.7	3.9%	15.5	7.8%
First Quarter Net Sales by Region

	Three months ended				Constant Currency
	March 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
United States	$369.9	$295.1	$74.8	25.3%	$74.8	25.3%
EMEA	104.8	112.4	(7.6)	(6.8)%	0.2	0.2%
Japan	46.4	45.8	0.6	1.3%	7.3	15.9%
Korea	89.0	85.7	3.3	3.9%	8.5	9.9%
Rest of World	76.2	67.1	9.1	13.6%	13.3	19.8%
Total net sales	$686.3	$606.1	$80.2	13.2%	$104.1	17.2%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended
	March 31,
	2023	2022
Net income attributable to Acushnet Holdings Corp.	$93,275	$81,045
Interest expense, net	9,896	1,277
Income tax expense	20,725	20,919
Depreciation and amortization	12,631	10,367
Share-based compensation	7,283	5,353
Other extraordinary, unusual or non-recurring items, net (1)	2,628	235
Net income attributable to noncontrolling interests	344	802
Adjusted EBITDA	$146,782	$119,998
Adjusted EBITDA margin	21.4%	19.8%
________________________
(1) For the three months ended March 31, 2023, includes costs associated with the optimization of our distribution and custom fulfillment capabilities.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2023, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.